Exhibit (d)(20)
TERMINATION AGREEMENT
          This Termination Agreement (this “Agreement”) is dated as of August 9, 2006 by and between William D. Morton (“Mr. Morton”), an individual, and Fred W. Broling (“Mr. Broling”), an individual.
          WHEREAS, reference is hereby made to (i) that certain Voting Agreement (as amended, modified or supplemented from time to time, the “Voting Agreement”), dated as of January 20, 1998, pursuant to which each of the stockholders of Morton Industrial Group, Inc., a Georgia corporation (the “Company”), party to the Voting Agreement granted to Mr. Morton an irrevocable proxy, and appointed Mr. Morton as his or her attorney-in-fact, to vote all of the shares of Class A Common Stock, par value $0.01 per share, of the Company owned by such stockholder with regard to all matters to be voted upon by stockholders of the Company, and (ii) that certain letter agreement (the “Waiver”), dated March 22, 2006, executed by Mr. Morton in favor of each of the other stockholders party to the Voting Agreement; and
          WHEREAS, Mr. Morton and Mr. Broling wish to terminate the Agreement as it relates to Mr. Broling, effective immediately.
          NOW THEREFORE, in consideration of the premises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Solely as it relates to Fred W. Broling, effective immediately, the Voting Agreement is hereby terminated and is of no further force or effect.
     2. Except as specifically set forth in this Agreement, the Voting Agreement, as amended by the Waiver, shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed. This Agreement shall not be deemed to constitute a termination or waiver of, or consent to, or a modification or amendment of, any other provision of the Voting Agreement except as expressly provided herein or to prejudice any other right or rights which any party may now have or may have in the future under or in connection with the Voting Agreement.
     3. This Agreement may be executed in any number of counterparts (delivery of which may occur via facsimile or e-mail in pdf format), each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.
[signature page follows]

     IN WITNESS WHEREOF, the parties have hereby executed this Termination Agreement as of the date first set forth above.

/s/ William D. Morton
William D. Morton

/s/ Fred W. Broling
Fred W. Broling